                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Amylin Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  AMYLIN LOGO

                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997

TO THE STOCKHOLDERS OF AMYLIN PHARMACEUTICALS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on May 29, 1997, at 3:30 p.m., local time, at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California 92122, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected;

          2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /S/ MAJORIE T. SENNETT
                                          Marjorie T. Sennett
                                          Assistant Secretary
San Diego, California
April 21, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 29, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 29, 1997, at 3:30 p.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California 92122. The Company intends to mail this proxy statement and accompanying proxy card on or about April 18, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners, Inc., a professional proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners, Inc. will be paid its customary fee, estimated to be $3,750, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 31, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1997, the Company had outstanding and entitled to vote 32,052,147 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9373 Towne Centre Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of stockholders must be received by the Company not later than December 19, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are eight nominees for the eight Board positions that will be available under the Company's Bylaws as of May 29, 1997. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, seven directors having been elected by the stockholders and one director, Mr. Haugen, having been elected by the Board.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                     NAME                          AGE        POSITION HELD WITH THE COMPANY
-----------------------------------------------    ---     ------------------------------------
Howard E. Greene, Jr.(1).......................    54      Chairman of the Board
Richard M. Haugen(1)...........................    44      President, Chief Executive Officer
                                                           and Member, Board of Directors
James C. Blair, Ph.D.(1)(2)....................    57      Member, Board of Directors
Joseph C. Cook, Jr.(1)(3)......................    55      Member, Board of Directors
James C. Gaither...............................    59      Member, Board of Directors
Ginger L. Howard...............................    41      Member, Board of Directors
Vaughn M. Kailian..............................    52      Member, Board of Directors
Timothy J. Wollaeger(2)(3).....................    53      Member, Board of Directors

---------------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

     MR. GREENE has served as Chairman of the Board of Directors since he co-founded the Company in 1987. He was a full-time employee from September 1989 until September 1996, at which time he became a half-time employee. Mr. Greene served as Chief Executive Officer of the Company from Company inception until July 1996, and he has served as Chairman of the Executive Committee since July 1996. From October 1986 until September 1993, Mr. Greene was a general partner of Biovest Partners, a venture capital firm, and in this capacity he was Chairman of the Board of Pyxis Corporation from 1989 to 1993. He was Chief Executive Officer of Hybritech Incorporated ("Hybritech") from 1979 to its acquisition by Eli Lilly & Company ("Eli

Lilly") in 1986, and he was co-inventor of Hybritech's monoclonal antibody diagnostic technology. Prior to joining Hybritech, he was an executive with Baxter Healthcare Corporation from 1974 to 1979 and a consultant with McKinsey & Company from 1967 to 1974. He is Chairman of the Board of Cytel Corporation and a director of Allergan, Inc., Biosite Diagnostics, Inc., Neurex Corporation, and The International Biotechnology Trust Plc. Mr. Greene received an M.B.A. from Harvard University.

     MR. HAUGEN, an executive officer of the Company, has served as President, Chief Executive Officer and a director since July 1996. Mr. Haugen is also a member of the Company's Executive Committee. Previously, Mr. Haugen was Executive Vice President, Chief Operating Officer and a director of Allergan, Inc. ("Allergan"), a leading eye care company that develops, manufactures and markets ethical pharmaceuticals and over-the-counter products. As an employee of Allergan since 1980, Mr. Haugen served in a variety of sales, manufacturing and general management positions, including President Worldwide Sales & Marketing, President Pharmaceuticals Division and President Optical Division. Prior to joining Allergan, he was employed by American Hospital Supply. He serves on the Dean's Advisory Board for the University of California at Irvine Graduate School of Management. Mr. Haugen received an M.B.A. from the University of Southern California.

     DR. BLAIR has served as a director since December 1988 and serves on the Compensation and Executive Committees. He has been a general partner of Domain Associates, a venture capital investment firm, since 1985. Domain Associates manages Domain Partners, L.P., Domain Partners II, L.P. and Domain Partners III, L.P. and is the U.S. venture capital advisor to Biotechnology Investments, Ltd. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of CoCensys, Inc., Dura Pharmaceuticals, Inc., Gensia Sicor, Inc., and Houghton Pharmaceuticals, Inc. Dr. Blair received a B.S.E. from Princeton University and the M.S.E. and Ph.D. degrees from the University of Pennsylvania in electrical engineering.

     MR. COOK has served as a director since November 1994 and is a member of the Company's Audit and Executive Committees. Mr. Cook is a founding partner of Life Science Advisors, Inc. and President of Cambrian Associates, Inc. Mr. Cook retired as Group Vice President, Global Manufacturing, Engineering, and Corporate Quality at Eli Lilly in 1993. During his 28 years with Eli Lilly, Mr. Cook was a Vice-President of Sales and Marketing and Chief Financial Officer for Elanco Products Company and General Manager of a worldwide business unit of Eli Lilly. He is also a director of Dura Pharmaceuticals, Inc., NABI, Inc., and Personnel Management, Inc.. He is a founder of Mountain Ventures, Inc., a real estate development firm.

     MR. GAITHER has served as a director since November 1995. He has been a partner of the law firm Cooley Godward LLP ("Cooley Godward") since 1971 where he also served as managing partner from 1984 to 1990. Prior to joining Cooley Godward in 1969, Mr. Gaither served as Staff Assistant to the President of the United States from July 1966 to January 1969. He is a director of Basic American, Inc., Levi Strauss & Co., Siebel Systems, Inc. and the Stanford Management Company and serves on the executive committee of the Board of Visitors at Stanford Law School. He previously served as President of the Board of Trustees of Stanford University and as Chairman of its Investment Committee. He is a trustee of the Carnegie Endowment for International Peace, The James Irvine Foundation, RAND, and The William and Flora Hewlett Foundation. Mr. Gaither received his J.D. from Stanford University.

     MS. HOWARD has served as a director since November 1995. Ms. Howard has served as Vice President of Guidant Corporation, a medical device company, since July 1994. She also holds the position of president of the Vascular Intervention Group, which includes Advanced Cardiovascular Systems ("ACS") and Devices for Vascular Intervention. She has served as President and Chief Executive Officer of ACS since January 1993. Prior to joining ACS, she held various positions with Eli Lilly from 1979 to 1992, including sales and strategic planning positions. She serves on the Board of Directors and the Executive Committee for the California Healthcare Institute and on the Advisory Board of the California Institute for Federal Policy Research. Ms. Howard received an M.B.A. from Harvard University.

     MR. KAILIAN has served as a director since November 1995. Mr. Kailian has served as President, Chief Executive Officer and board member of COR Therapeutics, Inc. since March 1990. From 1967 to 1990, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various general management, marketing and sales positions. Among the positions held by Mr. Kailian were President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian is also a director of Arris Pharmaceutical Corporation, the Biotechnology Industry Organization and the California Health Care Institute. Mr. Kailian holds a B.A. from Tufts University.

     MR. WOLLAEGER has served as a director since the Company's inception and is a member of the Company's Audit and Compensation Committees. He has been the general partner of Kingsbury Associates and the general partner of Kingsbury Capital Partners, L.P. I and II, venture capital investment partnerships, since December 1993. Mr. Wollaeger was Senior Vice President of Columbia Hospital Corporation, a hospital management company from May 1990 until December 1993. Mr. Wollaeger was a general partner of Biovest Associates from February 1987 until September 1993. From 1983 to 1986, Mr. Wollaeger served as Senior Vice President and Chief Financial Officer of Hybritech. From 1972 to 1980, he was employed by Baxter Healthcare Corporation. Mr. Wollaeger is Chairman of the Board of Biosite Diagnostics, Inc. and a director of Phamis, Inc. He received an M.B.A. from Stanford University.

BACKGROUND OF EXECUTIVES NOT DESCRIBED ABOVE

     The names of and certain information regarding the Company's executives are set forth below:

                     NAME                        AGE         POSITION HELD WITH THE COMPANY
-----------------------------------------------  ---     --------------------------------------
Maurizio Denaro, M.D...........................  45      Executive Vice President and Chief
                                                           Technical Officer
Richard A. Kenley, Ph.D........................  50      Senior Vice President of Product
                                                           Development
Orville G. Kolterman, M.D......................  49      Senior Vice President of Medical
                                                         Affairs
Gareth W. Beynon, M.D., Ph.D...................  46      Vice President of Amylin Europe
                                                         Limited
Daniel M. Bradbury.............................  35      Vice President of Marketing
Suzanne S. Burgess.............................  39      Vice President of Administration
Bradford J. Duft...............................  42      Vice President and General Counsel
Albert A. Lauritano............................  44      Vice President of Business Development
Marjorie T. Sennett............................  36      Vice President, Chief Financial
                                                         Officer and Assistant Secretary
Robert G. Thompson, M.D........................  59      Vice President of Clinical Development
Mary W. Treuhaft, Ph.D.........................  53      Vice President of Regulatory Affairs
                                                         and Quality Assurance
Andrew A. Young, M.D., Ph.D....................  44      Vice President of Physiology

     DR. DENARO, an executive officer of the Company, has served as Executive Vice President and Chief Technical Officer since February 1997. From February 1996 to February 1997, Dr. Denaro served as Senior Vice President of Research. Prior to joining the Company, from 1992 to 1996, he was a Vice President of Research at Hoechst Marion Roussel, Inc., and he was Center Director of the Marion Merrell Dow Research Institute in Cincinnati from 1994 to 1996. From 1985 to 1994, Dr. Denaro held various positions at Marion Merrell Dow Research Institute's Lepetit Research Center, Gerenzano, Italy, including Vice President and Director from 1992 to 1994. Prior to 1985, Dr. Denaro held various senior research and post-doctoral fellowship positions at Centro di Riferimento Oncologico in Italy, Uppsala University in Sweden and Stanford Medical School. Dr. Denaro earned an M.D. from Bologna University Medical School.

     DR. KENLEY, an executive officer of the Company, has served as Senior Vice President of Product Development since February 1997. From January 1994 to February 1997, Dr. Kenley served as Vice President of Product Development. Prior to joining the Company, from 1990 to 1994, he was Director of Pharmaceutical Sciences at Genetics Institute, Inc. From 1986 to 1990, Dr. Kenley was Associate Director of Analytical Chemistry at Baxter Healthcare Corporation, and from 1982 to 1986 he was Department Head of Analytical Chemistry Development at Syntex Corporation. Dr. Kenley earned a Ph.D. in chemistry from the University of California at San Diego.

     DR. KOLTERMAN, an executive officer of the Company, has served as Senior Vice President of Medical Affairs since February 1997. Dr. Kolterman previously served as Vice President, Medical Affairs from July 1993 to February 1997 and Director, Medical Affairs from May 1992 to July 1993. From 1983 to May 1992, he was Program Director of the General Clinical Research Center and Medical Director of the Diabetes Center, both at the University of California, San Diego Medical Center. Since 1989 he has been Adjunct Professor of Medicine at U.C.S.D. From 1978 to 1983, he was Assistant Professor of Medicine in the Endocrinology and Metabolism Division at the University of Colorado School of Medicine, Denver. He is a member of the Diabetes Control and Complications Trial Study Group and past-President of the California Affiliate of the American Diabetes Association. Dr. Kolterman earned an M.D. from Stanford University School of Medicine.

     DR. BEYNON, an executive officer of the Company, has served as Vice President of Amylin Europe Limited, the Company's wholly owned European subsidiary, since February 1992. Prior to joining the Company, Dr. Beynon had been employed at G.D. Searle & Co. since 1984, where he held a number of positions in Europe, including Director of Clinical Research, Director of Strategic Planning and Regulatory Affairs and Marketing Director for France. From 1979 to 1984, he practiced internal medicine with a particular interest in endocrinology and diabetes. He held a number of clinical appointments at London Teaching Hospitals, including Guys Hospital and the Postgraduate Medical School at Hammersmith Hospital. Dr. Beynon has a Ph.D. in endocrine physiology from the University of Cambridge and completed his training for his M.B.B.Chir. (M.D.) at Guys Hospital, London. Dr. Beynon also earned an M.B.A. at Cranfield Management Institute.

     MR. BRADBURY has served as Vice President of Marketing since June 1995. From July 1994 to May 1995, Mr. Bradbury held the position of Director of Marketing, Amylin Europe Limited. Prior to joining the Company, Mr. Bradbury was employed by SmithKline Beecham Pharmaceuticals from September 1984 to July 1994, where he held a number of positions, most recently as Associate Director, Anti-Infectives in the Worldwide Strategic Product Development Division. Prior to 1984, Mr. Bradbury worked as a Pre-registration Pharmacist with Glaxo Group Research. Mr. Bradbury holds a B.Pharm. from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

     MS. BURGESS has served as Vice President of Administration since May 1994. Ms. Burgess joined the Company in March 1992 as Director of Human Resources and most recently held the position of Senior Director of Human Resources and Facilities Administration. Prior to joining the Company, Ms. Burgess worked for seven years with Dole Food Company/Castle & Cooke, Inc. where she held a number of positions including Director of Human Resources. Prior to that time, she worked in Human Resources with Industrial Indemnity, a division of Crum & Forster. Ms. Burgess holds a B.A. from the University of California, Santa Cruz.

     MR. DUFT, an executive officer of the Company, has served as Vice President and General Counsel since July 1990. Prior to joining the Company, from 1983 to July 1990, he was an attorney in private practice with the patent law firm of Lyon & Lyon, most recently as managing partner of its San Diego office. From 1980 to 1983, he served as law clerk and technical advisor to Judge Giles S. Rich of the U.S. Court of Appeals for the Federal Circuit and the U.S. Court of Customs and Patent Appeals. Mr. Duft received a J.D. from California Western School of Law and an LL.M. in Patent and Trade Regulation from George Washington University.

     MR. LAURITANO has served as Vice President of Business Development since December 1994. From February 1994 to December 1994, Mr. Lauritano held the position of Vice President of Market Development. From 1982 to February 1994, Mr. Lauritano was employed by Novo Nordisk Pharmaceuticals, where he held a number of positions, most recently as Vice President New Product Marketing and Business Development. In this position, he was responsible for strategic planning and new product launches in the United States. From 1981 to 1982, he was Assistant Vice President of the Pharmaceutical Division of Bauers-Krey Associates, a consulting firm. Prior to 1981, he held various clinical research positions at Lederle Laboratories and ICI Americas. Mr. Lauritano received an M.S. in Pharmacology from Rutgers University.

     MS. SENNETT, an executive officer of the Company, has served as Vice President and Chief Financial Officer since January 1989 and has served as Assistant Secretary since January 1993. From August 1982 to

July 1986, Ms. Sennett held several corporate finance positions at Bankers Trust Company involving the structuring of leveraged acquisitions. From August 1986 to June 1988, she attended the Stanford University Graduate School of Business, from which she received an M.B.A. She is a member of the Nasdaq Regional Advisory Board.

     DR. THOMPSON has served as Vice President of Clinical Development since May 1994. From 1986 to 1994, Dr. Thompson held a number of positions at Eli Lilly, including Global Research Physician. Prior to 1986, he served as Professor of Pediatrics, Chair of the Pediatric Endocrine Division and Vice Chairman of the Department of Pediatrics at the University of Iowa, College of Medicine. Dr. Thompson received his M.D. from the University of Iowa, College of Medicine.

     DR. TREUHAFT has served as Vice President, Regulatory Affairs and Quality Assurance since September 1996. From 1994 to September 1996, she was Vice President, Regulatory Affairs of RGene Therapeutics. From 1993 to 1994, she was Senior Director, Regulatory Affairs and Quality Assurance of Glycomed Incorporated and from 1989 to 1993, Associate Director, Regulatory Affairs of Schering Plough Research. Prior to 1989, Dr. Treuhaft was Senior Clinical Research Coordinator for Hoffmann-LaRoche, Inc. and Associate Director, Biotechnology Assays for Schering Corporation. Dr. Treuhaft received her Ph.D. in Microbiology from the University of Chicago.

     DR. YOUNG has served as Vice President of Physiology since January 1994. From 1989 to 1993 he held a number of positions in the Company's Physiology department, most recently as Principal Scientist and Senior Director of Physiology. Prior to joining the Company in 1989, Dr. Young was a lecturer in the Department of Physiology at the University of Auckland, New Zealand and a part-time general medical practitioner. From 1984 to 1987, Dr. Young was a Clinical Research Scientist at the National Institutes of Health in Phoenix, Arizona, where he studied insulin resistance and diabetes. He received his M.B., Ch.B. (M.D.) and his Ph.D. in Physiology from the University of Auckland, New Zealand.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1996, the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, and an Executive Committee. The Board does not have a Nominating Committee or any committee performing a similar function.

     The Audit Committee meets at least annually with the Company's independent auditors to review, among other things, the results of the annual audit and discuss the financial statements, recommend to the Board the independent auditors to be retained and receive and consider the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which during 1996 was composed of Messrs. Cook and Wollaeger, met two times during the fiscal year ended December 31, 1996.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's 1991 Stock Option Plan, as amended, administers and approves stock offerings under the Company's Employee Stock Purchase Plan, administers the Company's Non-Employee Directors' Stock Option Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which during 1996 was composed of Dr. Blair and Mr. Wollaeger, met two times during the fiscal year ended December 31, 1996.

     The Executive Committee of the Board during 1996 was composed of Dr. Blair and Messrs. Cook and Greene, and, beginning in July 1996, Mr. Haugen. Mr. Cook served as Chairman until July 1996, when Mr. Greene was appointed Chairman. Except as limited by law, the Executive Committee is empowered to take any and all actions that may be taken by the Board of Directors, including declaring dividends and authorizing the issuance of stock. The Executive Committee met one time during the fiscal year ended December 31, 1996.

     The Board of Directors has delegated to Mr. Haugen the authority to grant stock options under the Company's 1991 Stock Option Plan, as amended, to employees of the Company that are not executive officers, directors or 10% stockholders of the Company, so long as such grants are in accordance with guidelines that have been pre-approved by the Board of Directors.

     During the fiscal year ended December 31, 1996, all directors, except Ms. Howard, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Ms. Howard attended four of the six meetings of the Board held during the fiscal year ended December 31, 1996.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in September 1987. In the event of a negative vote on such ratification, the Board of Directors will reconsider its action. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee and the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1997 by: (i) each nominee for director; (ii) each executive officer listed in the table entitled Summary of Compensation under the heading "Executive Compensation" below employed by the Company in that capacity on March 31, 1997; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                         BENEFICIAL OWNERSHIP
                                                                  -----------------------------------
                      BENEFICIAL OWNER(1)                         NUMBER OF SHARES   PERCENT OF TOTAL
----------------------------------------------------------------  ----------------   ----------------
James C. Blair(2)(3)............................................        702,718             2.19%
Joseph C. Cook, Jr.(2)..........................................        242,833                *
Maurizio Denaro(2)..............................................         40,239                *
Bradford J. Duft(2).............................................        325,586             1.01%
James C. Gaither(2).............................................         19,071                *
Howard E. Greene, Jr.(2)........................................      1,788,144             5.53%
Richard M. Haugen...............................................         27,061                *
Ginger L. Howard(2).............................................         16,547                *
Vaughn M. Kailian(2)............................................         16,547                *
Orville G. Kolterman(2).........................................        133,619                *
Marjorie T. Sennett(2)..........................................        342,464             1.06%
Timothy J. Wollaeger(2).........................................        170,749                *
Johnson & Johnson Development Corporation(4)....................      3,455,407            10.78%
  One Johnson & Johnson Plaza
  New Brunswick, NJ 08933
Wellington Management Company(5)................................      2,966,100             9.25%
  75 State Street
  Boston, MA 02109
State of Wisconsin Investment Board.............................      2,391,500             7.46%
  Lake Terrace
  121 E. Wilson Street
  P.O. Box 7842
  Madison, WI 53707
All executive officers and directors as a group(14 persons)(2)

---------------

 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission(the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,052,147 shares outstanding on March 31, 1997, adjusted as required by rules promulgated by the Securities and Exchange Commission("SEC"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 9373 Towne Centre Drive, San Diego, California 92121.

(2) Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options and warrants, as follows: Dr. Blair, 5,000 shares; Mr. Cook, 183,833 shares; Dr. Denaro, 40,239 shares; Mr. Duft, 99,856 shares; Mr. Gaither, 16,547 shares; Mr. Greene, 262,576 shares; Ms. Howard, 16,547 shares; Mr. Kailian, 16,547 shares; Dr. Kolterman, 127,499 shares; Ms. Sennett, 155,243 shares; Mr. Wollaeger, 20,000 shares; and all executive officers and directors as a group, 1,205,107 shares.

     (3) Dr. Blair may be deemed to be the beneficial owner of 653,847 shares held of record by Domain Partners II, L.P. Dr. Blair is a general partner of One Palmer Square Associates, L.P., the general partner of Domain Partners, and One Palmer Square Associates II, L.P., the general partner of Domain Partners II, and shares voting and investment power with respect to such shares.

     (4) Includes 3,455,407 shares as to which Johnson & Johnson and Johnson & Johnson Development Corporation have shared voting and dispositive power.

     (5) Includes 1,176,100 shares as to which Wellington Management Company ("WMC") has shared voting power and 2,966,100 shares as to which WMC has shared dispositive power.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each Non-Employee Director (defined below) of the Company is also eligible to receive stock option grants under the Company's Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"). Only directors of the Company who are not otherwise employed by the Company or any parent or subsidiary of the Company ("Non-Employee Directors") are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are nondiscretionary and are intended by the Company not to qualify as incentive stock options under the Code.

     The Directors' Plan provides that, each person who is, immediately following each Annual Meeting of Stockholders of the Company that occurs in an even year (i.e. 1998, 2000, 2002, etc.) (hereinafter, an "Even Year Annual Meeting"), a Non-Employee Director of the Company shall be granted, effective as of the date of such Even Year Annual Meeting, an option to purchase 10,000 shares of Common Stock of the Company pursuant to the Directors' Plan ("Recurring Options"). The Directors' Plan also provides that each person who is elected for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board, shall be granted, upon election, an option to purchase 30,000 shares of Common Stock ("Initial Election Options"). The exercise price of options granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to the option on the date of the grant. Recurring Options vest at a daily rate over two years following the date of grant. Initial Election Options vest as to 25% of the total number of shares subject to such options on the date that is one year from the date of grant and thereafter at a daily rate over the remaining three years. The term of options under the Directors' Plan is ten years. The Directors' Plan provides that in the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then to the extent permitted by applicable law, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event.

     In June 1995, the Company and Mr. Cook entered into a consulting agreement (the "Consulting Agreement"), which became effective in September 1995. Pursuant to the Consulting Agreement, Mr. Cook agreed to provide consulting services in the areas of (i) helping to develop and implement the Company's business strategy, (ii) developing and implementing a human resources plan for senior management; (iii) recruiting individuals for management and Board of Directors positions; and (iv) assisting in the decision making process of the Amylin/Johnson & Johnson steering committee formed pursuant to the Company's Collaboration Agreement with LifeScan, Inc., a wholly owned subsidiary of Johnson & Johnson. In connection with the provision of these services, Mr. Cook serves as a member of the Company's Executive Committee of the Board of Directors and on the collaboration steering committee. As consideration for such consulting services, Mr. Cook was to receive a payment of $6,000 per month through June 1998, representing a commitment of $1,500 per day for four eight-hour days per month. In addition, as provided for under the Consulting Agreement, Mr. Cook was granted a non-qualified stock option under the Company's 1991 Stock Option Plan to purchase 40,000 shares of the Company's Common Stock at an exercise price of $6.75 per share (the "First Stock Option"). Such option vests at a rate of 450 shares for each eight-hour day Mr. Cook devotes to the Company. If Mr. Cook devotes more than four eight-hour days in any given month to the Company, he will receive an additional payment of $1,500 for each additional day of service and accelerated vesting of 450 option shares for each such additional day. However, if Mr. Cook devotes less than four eight-hour days in any given month to the Company, the monthly payment of $6,000 will be reduced by $1,500 for each day he does not provide service, and the vesting of options for that month will be reduced by 450 shares for each day of consulting less than four. Pursuant to the Consulting Agreement, as amended, Mr. Cook is also reimbursed for any reasonable travel, living and business expenses incurred in connection with the performance of his consulting services.

     In November 1995, the Consulting Agreement was amended to increase the rate at which the First Stock Option vests to 550 shares for each eight-hour day Mr. Cook devotes to the Company. In consideration of such amendment, Mr. Cook agreed to accept additional responsibilities under the Consulting Agreement.

     In February 1996, Mr. Cook was granted an additional non-qualified stock option under the Company's 1991 Stock Option Plan to purchase 50,000 shares of Common Stock at an exercise price of $12.375 per share under the Consulting Agreement (the "Second Stock Option"). The Second Stock Option began to vest in April, 1996, upon the complete vesting of the First Stock Option, at the same rate and under the same conditions then applicable to the First Stock Option, as amended.

     In January 1997, Mr. Cook's Consulting Agreement was amended a second time to (i) decrease the rate at which stock options granted under the Consulting Agreement will vest from 550 shares per eight-hour day to 250 shares per eight-hour day Mr. Cook devotes to the Company, and (ii) increase the consulting fee payable to Mr. Cook per eight-hour day of services to the Company from $1,500 to $2,000. In connection with such amendment in January 1997 Mr. Cook was granted an additional non-qualified stock option under the Company's 1991 Stock Option Plan to purchase 15,000 shares of Common Stock at an exercise price of $13.625 per share.

     In 1996, the total compensation paid to Mr. Cook under his consulting agreements was $196,417 in consulting fees, and options to purchase a total of 72,162 shares of Common Stock under his various stock option agreements vested as a result of services he performed for the Company. In 1996, Mr. Cook and Farview Management Co., L.P., a consulting firm of which Mr. Cook is a general partner, were reimbursed a total of $9,163 in expenses.

     In September 1996, Donald Rumsfeld resigned as a director of the Company. In connection with his resignation, the Company entered into an agreement with Mr. Rumsfeld pursuant to which Mr. Rumsfeld will continue to provide consulting services to the Company. Under this agreement, Mr. Rumsfeld was granted a non-qualified stock option to purchase 10,000 shares of the Company's Common stock under the 1991 Stock Option Plan at an exercise price of $14.25 per share, such options to vest at the rate of 625 shares for each day Mr. Rumsfeld provides advisory services to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ending December 31, 1994, 1995 and 1996, compensation awarded or paid to, or earned by the Company's Chief Executive Officer, its other four most highly compensated executive officers at December 31, 1996, Mr. Greene, the former Chief Executive Officer, and Dr. Mullane, the former Executive Vice President of Development, who was not serving as an executive officer at December 31, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                     ANNUAL COMPENSATION              ------------
                                           ----------------------------------------      SHARES
                                                                       OTHER ANNUAL    UNDERLYING
                                                   SALARY     BONUS    COMPENSATION   OPTIONS (#)
           PRINCIPAL POSITION              YEAR     ($)        ($)        (1)($)          (2)
-----------------------------------------  ----   --------   -------   ------------   ------------
Howard E. Greene, Jr. ...................  1996   256,563         0            0          40,000
  Chairman and Former CEO                  1995   302,396    12,917            0               0
                                           1994   271,496         0            0         100,000
Richard M. Haugen........................  1996   168,068 (3) 50,000           0         500,000
  President and CEO                        1995        --        --           --              --
                                           1994        --        --           --              --
Maurizio Denaro..........................  1996   188,605 (4) 26,000      78,824         141,000
  Executive Vice President and             1995        --        --           --              --
  Chief Technical Officer                  1994        --        --           --              --
Bradford J. Duft.........................  1996   215,946         0            0          20,000
  Vice President and General Counsel       1995   202,500    20,938       13,542         115,000
                                           1994   194,042         0       25,000          80,000
Orville G. Kolterman.....................  1996   195,567         0            0          35,000
  Senior Vice President, Medical Affairs   1995   172,833     7,292            0         150,144
                                           1994   163,867         0            0          55,144
John F. Mullane..........................  1996   210,206         0            0          15,000
  Former Executive Vice President,         1995   217,083     9,167       61,085         205,000
  Development                              1994   135,625    20,000        7,284         183,200
Marjorie T. Sennett......................  1996   197,425         0            0          43,000
  Vice President, CFO and                  1995   182,175     7,708            0          90,000
  Assistant Secretary                      1994   162,816         0            0          87,880

---------------
(1) Includes housing allowances paid to Mr. Duft of $13,542 and $25,000 in 1995 and 1994, respectively, relocation expenses and related tax gross-ups paid to Dr. Denaro of $78,824 in 1996, and relocation expenses and related tax gross-ups paid to Dr. Mullane of $61,085 and $7,284 in 1995 and 1994, respectively. As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain "perquisites," where such perquisites do not exceed the lesser of 10% of bonus plus salary or $50,000.

(2) Includes options repriced in 1995 of 115,000 shares for Mr. Duft, 135,144 shares for Dr. Kolterman, 180,000 shares for Dr. Mullane and 70,000 shares for Ms. Sennett

(3) Reflects salary payments from date of employment with the Company, July 1996, through December 31, 1996.

(4) Reflects salary payments from date of employment with the Company, February 1996, through December 31, 1996.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1991 Stock Option Plan (the "Plan"). As of March 31, 1997, options to purchase a total of 5,435,480 shares were outstanding under the Plan, and options to purchase 1,055,932 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                                                                                              POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                            VALUE AT ASSUMED ANNUAL
                                                -----------------                             RATES OF STOCK PRICE
                                     SHARES        % OF TOTAL                                APPRECIATION FOR OPTION
                                   UNDERLYING    OPTIONS GRANTED                                   TERM ($)(2)
                                    OPTIONS      TO EMPLOYEES IN    EXERCISE   EXPIRATION   -------------------------
              NAME                 GRANTED(#)(1)  FISCAL YEAR(%)    PRICE($/SH)    DATE         5%            10%
---------------------------------  ----------   -----------------   --------   ----------   ----------     ----------
Howard E. Greene, Jr. ...........     40,000           2.34%        $12.375       2/7/06    $  311,195     $  788,567
  (Former CEO)
Richard M. Haugen................    500,000          29.27%        $ 8.500      7/12/06    $2,672,802     $6,773,405
  (CEO)
Maurizio Denaro..................    125,000           7.32%        $ 6.250      2/13/06    $1,534,525     $2,905,765
                                      16,000           0.94%        $12.000      12/1/06    $  120,748     $  305,999
Bradford J. Duft.................     20,000           1.17%        $12.000      12/1/06    $  150,935     $  382,498
Orville G. Kolterman.............     15,000           0.88%        $12.375       2/7/06    $  116,698     $  295,713
                                      20,000           1.17%        $12.000      12/1/06    $  150,935     $  382,498
John F. Mullane..................     15,000           0.88%        $12.375       2/7/06    $  116,698     $  295,713
Marjorie T. Sennett..............     23,000           1.35%        $12.375       2/7/06    $  178,937     $  453,426
                                      20,000           1.17%        $12.000      12/1/06    $  150,935     $  382,498

---------------
(1) Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. The total appreciation of the options over their 10-year terms at 5% and 10% is 63% and 159%, respectively.

                AGGREGATED OPTION EXERCISES IN 1996 FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES                 IN-
                                SHARES                 UNDERLYING OPTIONS AS OF     THE-MONEY OPTIONS AS OF
                               ACQUIRED                      FY-END(#)(2)                FY-END($)(3)
                                  ON        VALUE     ---------------------------   -----------------------
            NAME              EXERCISE(#)  REALIZED(1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------  ----------   --------   -----------   -------------   ----------   ----------
Howard E. Greene, Jr........        --           --     258,386         81,614      $1,954,678   $  120,322
Richard M. Haugen...........        --           --           0        500,000      $        0   $2,250,000
Maurizio Denaro.............        --           --           0        141,000      $        0   $  859,750
Bradford J. Duft............        --           --      89,592         55,408      $  786,532   $  320,968
Orville G. Kolterman........        --           --     110,126         75,018      $  926,433   $  343,541
John F. Mullane.............    21,700     $179,875     101,556         98,944      $  823,822   $  701,178
Marjorie T. Sennett.........        --           --     136,451         89,429      $1,230,477   $  360,839

---------------
(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise or base price, and does not necessarily imply that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) The fair market value of the underlying shares on the last day of the fiscal year ($13.00) less the exercise or base price. Excludes out-of-the-money options.

                             EMPLOYMENT AGREEMENTS

     In July 1996, Mr. Richard Haugen accepted a position as President and Chief Executive Officer of the Company. In connection with Mr. Haugen's hiring he entered into an agreement with the Company pursuant to which his annual salary was set at $350,000, subject to future adjustment due to possible merit increases and annual merit bonuses. Mr. Haugen was also granted an option to purchase an aggregate of 500,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan at an exercise price of $8.50 per share.

     Portions of the option granted to Mr. Haugen vest at different rates. 400,000 shares of the Company's common stock subject to the option vest according to the Company's standard vesting schedule, 25% vesting on the one-year anniversary of the option and the remaining 75% vesting in equal daily installments over the three years thereafter. The remaining 100,000 shares of the Company's common stock subject to the option (the "Supplemental Shares") vest according to the following alternative schedule: the shares will become fully vested on the seven-year anniversary of the option; however, the Supplemental Shares will immediately become fully vested on the earliest date that the United States Food and Drug Administration or the European Medicines Evaluation Agency formally accepts the Company's first new drug application for regulatory review. In addition, in the event of a change in control of the Company prior to the date that the Supplemental Shares are fully vested, then the number of shares that would have otherwise vested as of the date of the change in control if the Supplemental Shares were subject to vesting in equal daily installments over a period of four years beginning on the grant date of the option, will be deemed vested and exercisable as of such date. For purposes of the Supplemental Shares a "change in control" is defined as any of the following: (i) any merger, acquisition, consolidation, reorganization, or other similar transaction pursuant to which the stockholders of the Company prior to such merger, acquisition, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity or (ii) any liquidation or dissolution of the Company or any sale of substantially all of the assets of the Company.

     Concurrently with Mr. Haugen's hiring, Mr. Howard E. Greene, Jr. resigned as Chief Executive Officer and President of the Company. From July 1996 to September 1996, Mr. Greene was a full-time employee of the Company and served as Chairman of the Company's Board of Directors. Effective in September 1996, Mr. Greene entered into an agreement with the Company pursuant to which he would continue to serve as Chairman of the Board and he would serve as a part-time employee of the Company. Under his agreement with the Company, Mr. Greene will receive an annual salary of $157,500 and his outstanding options to purchase shares of the Company's stock under the Company's 1991 Stock Option Plan will continue to vest at one-half of the rate at which such options vest for full-time employees of the Company, subject to the terms and conditions of the 1991 Stock Option Plan.

     In September 1996, Dr. John F. Mullane resigned as Executive Vice President of Development of the Company. In connection with his resignation, Dr. Mullane entered into an agreement with the Company pursuant to which Dr. Mullane will be employed as a part-time employee of the Company for a period of one year commencing as of September 17, 1996. Under his agreement with the Company, Dr. Mullane will receive an annual salary of $117,500 during the one year period and his outstanding options to purchase shares of the Company's stock under the Company's 1991 Stock Option Plan will continue to vest at one-half of the rate at which such options vest for full-time employees of the Company, subject to the terms and conditions of the 1991 Stock Option Plan.

           REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

COMPENSATION OBJECTIVES AND IMPLEMENTATION

     The objectives of the Company's executive compensation arrangements are to attract and retain the services of key management and to align the interests of its executives with those of the Company's stockholders. The Committee endeavors to accomplish these by:

     - Establishing compensation arrangements that are adequate to attract and retain the services of key management personnel and that deliver compensation commensurate with the Company's performance, as measured against the achievement of operating, financial and strategic objectives and taking into account competitive compensation practices in the industry.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than solely as employees.

     - Rewarding executives if stockholders receive an above-average return on their investment over the long term.

     The Committee at least annually, or as frequently as circumstances warrant, evaluates the Company's corporate performance based on achievement of established strategic, scientific and financial goals. For 1996, these goals included the following:

     - Progression of clinical trials on pramlintide.

     - Expansion of the Company's product research and development pipeline.

     - Achievement of the first milestone in the Johnson & Johnson collaboration.

     - Raising of additional corporate funds.

     - Acquisition of essential management and technical skills.

     - Meeting of other research and development milestones.

     - Increased external validation of the scientific platform.

COMPENSATION MIX AND MEASUREMENT

     A significant portion of the Company's annual executive compensation program is determined on the basis of corporate performance. The Company's executive compensation mix generally consists of a salary which in the Committee's opinion is adequate under the circumstances to retain the services of the executive, and stock options that are intended to provide long-term incentives tied to increases in the value of the Company's Common Stock.

     Salary. Salary is targeted at competitive levels within the biotechnology industry. For the purpose of establishing these levels, the Company compares itself to a self selected group of biotechnology companies in stages of development similar to that of the Company. The companies included in the survey are not necessarily the same as the companies included in the market indices included in the performance graph in

---------------

     (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

this Proxy Statement. Although the compensation (salary and bonus) surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not comparable.

     Based on the data generated in the surveys, the Committee then sets target salary levels applicable to each executive officer. For fiscal 1996, the Committee established target salaries at levels approximating the median levels determined based on the surveys. The Committee made its target salary determinations subjectively after considering the competitive nature of the biotechnology industry and the Company's need to attract and retain talented executive officers.

     The Committee then considers the level of responsibility, experience and contributions of each executive officer and sets each officer's salary taking into account the target compensation, recent corporate performance (based on the factors discussed above) and the Committee's evaluation of individual performance. For fiscal 1996, the salary of each executive officer was generally at or near the median target compensation levels determined through the surveys.

     Long-Term Incentives. Long-term incentives are provided to executives through the Company's equity incentive program, which consists primarily of its 1991 Stock Option Plan. Grants under the 1991 Stock Option Plan have a term of 10 years and are generally tied to the market valuation of the Company's Common Stock, thereby providing an additional incentive for executives to build stockholder value. In addition, grants are generally subject to vesting over four years, with vesting tied to continued employment. Executives receive value from this plan only if strategic goals are achieved and the Company's Common Stock appreciates accordingly. This component is intended to retain and motivate executives to improve long-term stock market performance. Additional long-term incentives are provided through the Company's Employee Stock Purchase Plan in which all eligible employees may participate up to 15% of their annual compensation.

     Option grant levels to executive officers are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. Generally, the Committee expects to grant options to executive officers annually as part of the performance review process for each officer. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested.

     In response to stockholder feedback, the Company recently implemented certain policies that are intended to (i) limit the number of options granted under the 1991 Stock Option Plan to an annual average of approximately 2.5% of the Company's outstanding shares of common stock; (ii) limit the Company's ability to reprice stock options; and (iii) restrict the Company's ability to grant non-qualified stock options at a price less than the fair market value on the date of an option grant. The Committee believes that the implementation of these policies will ensure the Company's long-term ability to attract and retain highly qualified employees while promoting stockholder value.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1991 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective July 12, 1996, Mr. Richard Haugen was hired as President and Chief Executive Officer of the Company. At that time the Committee reviewed salary surveys to determine the level of total compensation at which Chief Executive Officers of similar experience in the biotechnology industry were compensated. Following such evaluation, the Company and Mr. Haugen entered into an agreement pursuant to which his annual salary was set at $350,000, subject to periodic increases as determined by the Committee. Mr. Haugen was also granted an option to purchase an aggregate of 500,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan. Effective December 1, 1996, Mr. Haugen's annual salary was increased to $365,000, equivalent to a 4% increase. During the 1996 fiscal year Mr. Haugen also received a cash signing bonus of $50,000. The salary increase was based on the Committee's evaluation of Mr. Haugen's performance during 1996 against objectives specified at the time he joined the Company.

     Mr. Howard E. Greene, Jr. served as Chief Executive Officer, President and Chairman of the Board of the Company until July 1996. From July 1996 to September 1996, he continued to serve as a full-time employee of the Company and as Chairman of the Company's Board of Directors. For the period from January 1996 through August 1996 Mr. Greene's annual salary was set at $315,000. In addition, in February 1996 Mr. Greene was granted an option to purchase 40,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan. Effective in September 1996, Mr. Greene entered into an agreement with the Company pursuant to which he would continue to serve as Chairman of the Board and he would serve as a part-time employee of the Company. Under his agreement with the Company, Mr. Greene will receive an annual salary of $157,500 and his outstanding options to purchase shares of the Company's stock under the Company's 1991 Stock Option Plan will continue to vest at one-half of the rate at which such options vest for full-time employees of the Company, subject to the terms and conditions of the 1991 Stock Option Plan. During the 1996 fiscal year Mr. Greene did not receive a cash bonus, as compared to a cash bonus of $12,917 in the prior year.

                                          COMPENSATION COMMITTEE

                                          James C. Blair
                                          Timothy J. Wollaeger

April 21, 1997

PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 17, 1992 to two indices: the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies) (the "NASDAQ-US") and the NASDAQ Pharmaceutical Index (the "NASDAQ-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The NASDAQ-US tracks the aggregate price performance of equity securities of U.S. companies traded on the NASDAQ National Market System (the "NMS"). The NASDAQ-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NMS. The Company's Common Stock is traded on the NMS and is a component of both the NASDAQ-US and the NASDAQ-Pharmaceutical.(1)

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
       SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JANUARY 17, 1992(2)

        Measurement Period                                                        NASDAQ-
      (Fiscal Year Covered)                AMLN              NASDAQ-US        Pharmaceutical
1/17/92                                 100.0000            100.0000            100.0000
3/31/92                                  98.2143             96.3765             81.7886
6/30/92                                  51.7857             89.7894             66.6070
9/30/92                                  71.4286             93.4788             64.6065
12/31/92                                 80.3571            108.7520             78.6184
3/31/93                                  60.7143            110.7916             56.5924
6/30/93                                  64.2857            112.9186             59.6397
9/30/93                                  85.7143            122.4359             64.6577
12/31/93                                 92.8571            124.8399             70.0738
3/31/94                                  76.7857            119.5891             57.1537
6/30/94                                  42.8571            113.9988             49.8873
9/30/94                                  55.3571            123.4367             56.1875
12/30/94                                 42.8571            122.0285             52.7404
3/31/95                                  33.0357            133.0318             56.9368
6/30/95                                  56.2500            152.1652             66.2191
9/29/95                                  51.7857            170.4928             82.7410
12/29/95                                 67.8571            172.5729             96.4822
3/29/96                                  70.5357            180.6341            100.4015
6/28/96                                  76.7857            195.3796             97.5589
9/30/96                                  81.2500            202.3346             99.7575
12/31/96                                 92.8571            212.2722             96.7810

---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the NASDAQ-US and the NASDAQ-Pharmaceutical on January 17, 1992. The cumulative total return on the Company's stock has been computed based on an initial price of $14.00 per share, the price at which the Company's shares were sold in its initial public offering on January 17, 1992.

                              CERTAIN TRANSACTIONS

     The Company has entered into certain transactions with its directors, as described under the caption "Executive Compensation -- Compensation of Directors."

     The Company has also entered into certain agreements with its President and Chief Executive Officer and two of its former executive officers, as described under the caption "Executive Compensation -- Employment Agreements."

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /S/ MAJORIE T. SENNETT
                                          Marjorie T. Sennett
                                          Assistant Secretary

April 21, 1997

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AMYLIN PHARMACEUTICALS, INC., 9373 TOWNE CENTRE DRIVE, SAN DIEGO, CALIFORNIA 92121.

                          AMYLIN PHARMACEUTICALS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 1997

        The undersigned hereby appoints Richard M. Haugen, and Marjorie T. Sennett, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency La Jolla located at 3777 La Jolla Village Drive, San Diego, California, 92121, on Thursday, May 29, 1997, at 3:30 p.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Proposal 1: To elect directors to hold office until the next Annual Meeting of
            Stockholders and until their successors are elected.
                    [  ]   FOR all nominees listed below (except as marked to
                           the contrary below).
                    [  ]   WITHHOLD AUTHORITY to vote for all nominees listed
                           below.
Nominees:   Howard E. Greene, Jr., Richard M. Haugen, James C. Blair, Joseph C.
Cook, James C. Gaither, Ginger L. Howard, Vaughn M. Kailian and Timothy J. Wollaeger

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

                           (Continued on other side)

                          (Continued from other side)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.


                [  ] FOR       [  ] AGAINST            [  ] ABSTAIN

                                DATED_________________________, 1997




                                _______________________________________________
                                Signature(s)


                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                    PREPAID IF MAILED IN THE UNITED STATES.